Exhibit 99

VF Delivers Double-Digit Sales and Earnings Increases for Fourth Quarter and Declares Dividend

    GREENSBORO, N.C.--(BUSINESS WIRE)--Feb. 8, 2005--VF Corporation
(NYSE:VFC):

      Full Year Sales Top $6 Billion while EPS Reaches $4.21

    --  Fourth quarter sales rise 12%; EPS up 15%

    -- Fourth quarter gross margins top 40%; operating margins expand to 13.1% from 11.7%

    --  Annual cash flow from operations reaches $723 million

    -- Expect 2005 sales growth of 6-8% and earnings growth of at least 8%

    Information regarding VF's fourth quarter conference call webcast today can be found at the end of this release.

    VF Corporation (NYSE:VFC), a leader in branded apparel, today announced record results for the fourth quarter and full year 2004 that were well ahead of its previous guidance provided in October 2004. All per share amounts are presented on a diluted basis.
    Commented Mackey J. McDonald, chairman and chief executive officer, "This was a banner year for VF, capped by another great quarter. We're delighted that we achieved growth across all businesses
- jeanswear, outdoor, intimates, imagewear and sportswear - in the quarter. We're benefiting from a powerful combination of very strong category-driven businesses that are highly profitable and generate healthy cash flow, plus the addition of new lifestyle brands with great growth potential."
    Fourth quarter sales rose 12% to $1,559.8 million from $1,387.3 million in the prior year's fourth quarter. Net income increased 19% to $125.3 million from $105.6 million, with earnings per share rising 15% to $1.10 from $.96. Results in the 2003 period included a favorable tax settlement, which benefited earnings by $.07 per share.
    Nearly all the earnings gain in the quarter was generated by the Company's core businesses, with acquisitions made in 2004 contributing $.01 to earnings per share, reflecting the seasonal nature of these businesses. The Company saw solid sales growth in its core businesses, while the acquisitions of the Vans(R), Napapijri(R) and Kipling(R) brands added $100 million to sales in the quarter. Jeanswear sales increased 3%, Outdoor sales including acquisitions expanded 87%, Intimate Apparel sales rose 4%, Imagewear sales grew 16% and Sportswear sales were up 2%.
    Full year sales for 2004 increased 16% to $6,054.5 million from $5,207.5 million. Net income rose 19% to $474.7 million from $397.9 million, with earnings per share rising 17% to $4.21 from $3.61. These results include $9.5 million ($.05 per share) of net charges related to the disposition of the Playwear business. Acquisitions made during 2004 benefited sales and earnings per share by $296 million and $.14, respectively. Full year Jeanswear sales were about flat with 2003 levels. Driven by strong increases in its core businesses as well as by acquisitions, Outdoor achieved a 73% sales increase, with increases of 9% and 6% achieved in Intimate Apparel and Imagewear, respectively. Sportswear sales were $605 million in 2004, reflecting a full year of sales compared with a partial year in 2003.

    Fourth Quarter Business Review

    Jeanswear

    Total Jeanswear sales, which include the Lee(R), Wrangler(R), Riders(R), Rustler(R), H.I.S(R), Maverick(R) and Old Axe(R) brands, were $669 million, up 3% from $648 million in last year's fourth quarter.

    -- Domestic jeans sales were approximately even with prior year levels. Our Mass Market business was flat in the quarter, while our Western Specialty business was up. We continued to see excellent response to our new lines, including Wrangler Jeans Co.(TM), Riders(R) Coppercollection(TM) and Aura from the Women at Wrangler(TM). Lee(R) brand sales were down in the quarter, but the decline was due to lower sales of distressed products.

    -- International jeans sales rose 17% in the quarter, with the favorable effects of foreign currency translation accounting for 6% of the improvement. Despite challenging market conditions across Europe, our business there has stabilized and spring/summer bookings are running ahead of last year's levels. Momentum is being provided by our Lee(R) X-line and Wrangler(R) W Rivet lines in department and specialty stores, and by our Hero by Wrangler(R) Easifit(TM) program in mass market stores. We also achieved double-digit sales increases in other international markets including Canada, Mexico, Turkey and Asia.

    Outdoor

    Our Outdoor businesses continued to show excellent momentum in the quarter. Combined sales of our Outdoor businesses, which include The North Face(R), Vans(R), JanSport(R), Eastpak(R), Napapijri(R) and Kipling(R) brands, jumped 87% in the quarter to $276 million from $148 million.

    -- Sales of The North Face(R) brand grew by 26% in the U.S. and 48% internationally, with growth across most product categories. Spring bookings for the brand are up 25% in the U.S. and 22% in Europe.

    -- Our Vans(R), Napapijri(R) and Kipling(R) brands all performed above our expectations and contributed $100 million to Outdoor sales in the quarter.

    Intimate Apparel

    Our Intimate Apparel business grew sales by 4% in the quarter, to $185 million from $178 million, with growth across our private brands, mass channel and international businesses.

    -- Our private brands business enjoyed double-digit sales growth, as we continued to reap the benefits of partnering with one of our major customers on a significant product launch.

    -- Our mass channel business also remains healthy, due to new product successes and strong marketing programs across our Vassarette(R), Bestform(R) and Curvation(TM) brands.

    -- Our chain and department store business was mixed as this channel remains promotionally driven and some of our customers turned more cautious toward the end of the year.

    Imagewear

    Our Imagewear coalition reported a strong 16% sales increase in the quarter, to $231 million from $199 million, with increases in both our occupational and licensed sports apparel businesses. In addition, Imagewear recently completed the acquisition of the net assets of Holoubek, Inc., an apparel licensee of Harley-Davidson Motor Company, which is expected to contribute approximately $40 million to 2005 sales.

    -- Improving employment trends and our aggressive pursuit of new businesses are contributing to sales gains in our occupational apparel business.

    -- Strength in our licensed sports apparel business was fueled by strong baseball playoff and World Series business, and continued strength in sales of our National Football League and licensed Harley-Davidson products.

    Sportswear

    Our sales performance in Sportswear reflects our focus on increasing sales of first quality products and improving profitability. Sales of our Sportswear businesses, which include the Nautica(R), Earl Jean(R) and John Varvatos(R) brands rose 2% in the quarter, to $180 million from $177 million.

    -- The Nautica(R) brand continued to improve its performance at retail, with an increase in sales of full priced products.

    -- Actions taken during the year have resulted in a substantial improvement in profitability, and our Sportswear business is now generating operating margins comparable to other VF businesses.

    -- Sales of our John Varvatos(R) men's collection business grew strongly in the quarter.

    As we experienced throughout the year, overall profitability was strong in the fourth quarter, with improvements in operating margins across most of our businesses, despite continued heavy investments to support our future growth plans. During the quarter, growth plan spending on a variety of brand marketing programs, customer team initiatives and supply chain projects totaled approximately $17 million. For the full year, our growth plan spending totaled $40 million.
    Gross margins increased by more than three full percentage points in the fourth quarter, to 40.8% from 37.4%, with the improvement coming from our acquisition of higher margin businesses, lower overall sourcing costs and improved sales of full priced products. Operating margins reached 13.1% in the quarter, up from 11.7% in the prior year period.
    During the year we invested $655 million in acquisitions, yet total debt at year-end was only slightly above prior year levels, a testament to our ability to generate strong cash flow. Cash flow from operations reached $723 million in 2004, up from $544 million in 2003. VF ended the year with $485 million in cash on its balance sheet. Inventories were up approximately 4% at year-end, with all of the increase due to the addition of $65 million of inventories from the 2004 acquisitions. Inventories in our core businesses actually declined from the fourth quarter of 2003. Debt as a percent of total capital was 28.4% at the end of the year, or 17.0% net of cash.

    Outlook

    In October we announced a new long-term annual sales growth target of 8%. Currently, we are planning for 6-8% sales growth in 2005, excluding any additional acquisitions. Specifically, we expect low to mid single digit growth in each business except Outdoor, where sales growth could exceed 25%. We're also anticipating another record year in earnings per share. EPS are expected to rise at least 8%, excluding the impact from expensing stock options as required under new accounting rules, which we will implement at the beginning of the third quarter of 2005.
    We anticipate another strong year of cash flow from operations of approximately $550 million in 2005. We plan to repurchase approximately two million shares of common stock this year to offset the dilution resulting from the exercise of stock options.
    In terms of the first quarter, we currently expect sales to rise approximately 6-8%, with earnings up approximately 8%.

    Dividend Declared

    The Board of Directors declared a regular quarterly cash dividend of $.27 per share, payable on March 21, 2005 to shareholders of record as of the close of business on March 11, 2005.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; the financial strength and competitive conditions, including consolidation, of our suppliers and of our customers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to make and integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from ongoing businesses and acquisitions; the Company's ability to achieve its planned cost savings; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Napapijri(R), Kipling(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its fourth quarter conference call and webcast at 2:00 p.m. ET. Interested parties should call 800-240-6709, domestic, or 303-262-2211, international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 22, 2005 and can be accessed by dialing 800-405-2236, domestic, and 303-590-3000, international. The pass code is 11022825. A replay also can be accessed at the Company's web site at www.vfc.com.




                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)



                            Three Months Ended      Year Ended
                        ---------------------------------------------
                         January 1    January 3 January 1   January 3
                           2005        2004       2005        2004
                        ---------------------------------------------

Net Sales              $1,559,761  $1,387,259  $6,054,536  $5,207,459

Costs and Operating
 Expenses
   Cost of goods sold     923,413     868,747   3,644,255   3,262,375
   Marketing, administrative
    and general expenses  446,776     366,462   1,676,769   1,331,814
   Royalty income
    and other             (14,478)     (9,891)    (44,276)    (31,619)
                        ----------  ----------  ----------  ----------
                        1,355,711   1,225,318   5,276,748   4,562,570
                        ----------  ----------  ----------  ----------

Operating Income          204,050     161,941     777,788     644,889

Other Income (Expense)
   Interest income          2,303       6,844       7,151      11,456
   Interest expense       (19,067)    (17,966)    (76,087)    (61,368)
   Miscellaneous, net       1,312         745       3,268       3,529
                        ----------  ----------  ----------  ----------
                          (15,452)    (10,377)    (65,668)    (46,383)
                        ----------  ----------  ----------  ----------

Income Before Income
 Taxes                    188,598     151,564     712,120     598,506

Income Taxes               63,295      45,931     237,418     200,573
                        ----------  ----------  ----------  ----------
Net Income             $  125,303  $  105,633  $  474,702  $  397,933
                        ==========  ==========  ==========  ==========



Earnings Per Common Share
   Basic               $     1.13  $     0.97  $     4.30  $     3.67
   Diluted                   1.10        0.96        4.21        3.61


Weighted Average Shares
 Outstanding
   Basic                  110,956     107,845     109,872     107,713
   Diluted                114,153     110,572     112,730     110,323

Cash Dividends Per
 Common Share          $     0.27  $     0.26  $     1.05  $     1.01

                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)

                                          January 1        January 3
                                            2005              2004
                                        ------------     -------------
ASSETS

Current Assets
   Cash and equivalents                   $485,507          $514,785
   Accounts receivable, net                751,582           633,863
   Inventories                             973,248           932,985
   Deferred income taxes                    99,338            92,828
   Other current assets                     68,893            34,070
                                       ------------     -------------
      Total current assets               2,378,568         2,208,531

Property, Plant and Equipment            1,539,490         1,559,846
   Less accumulated depreciation           967,236           968,166
                                      -------------     -------------
                                           572,254           591,680

Intangible Assets                          639,520           318,634

Goodwill                                 1,031,594           700,972

Deferred Income Taxes                       16,630           117,436

Other Assets                               369,866           308,299
                                      -------------     -------------
                                        $5,008,432        $4,245,552
                                      =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Short-term borrowings                   $42,830           $33,948
   Current portion of long-term debt       401,232             1,144
   Accounts payable                        369,937           315,219
   Accrued liabilities                     558,215           438,939
                                -------------------     -------------
      Total current liabilities          1,372,214           789,250

Long-term Debt                             556,639           956,383

Other Liabilities                          536,131           518,625

Redeemable Preferred Stock                  26,053            29,987

Common Stockholders'  Equity
   Common Stock                            111,388           108,170
   Additional paid-in capital            1,087,641           964,990
   Accumulated other comprehensive
    income (loss)                         (108,917)         (189,455)
   Retained earnings                     1,427,283         1,067,602
                                -------------------     -------------
      Total common stockholders'
       equity                            2,517,395         1,951,307
                                -------------------     -------------

                                        $5,008,432        $4,245,552
                                ===================     =============

                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)

                                                       Year Ended
                                                  --------------------
                                                  January 1  January 3
                                                    2005       2004
                                                  ---------  ---------

Operations
   Net income                                    $ 474,702  $ 397,933
   Adjustments to reconcile net income
     to cash provided by operating activities
     of continuing operations:
      Depreciation                                 110,868    104,463
      Amortization                                  29,849     13,675
      Provision for doubtful accounts                3,516     11,197
      Pension funding in excess of expense            (236)   (21,785)
      Deferred income taxes                         16,172     30,961
      Stock-based compensation                      10,956      1,584
      Other, net                                    13,367     12,543
      Changes in current assets and liabilities:
         Accounts receivable                       (19,815)    47,502
         Inventories                                51,938     61,596
         Other current assets                      (19,006)    22,865
         Accounts payable                            3,789    (60,636)
         Accrued compensation                       48,897    (42,823)
         Accrued liabilities                        (2,325)   (35,371)
                                                  ---------  ---------
      Cash provided by operating activities of
         continuing operations                     722,672    543,704

Investments
   Capital expenditures                            (78,759)   (86,619)
   Business acquisitions, net of cash acquired    (655,089)  (578,038)
   Software purchases                              (13,018)   (12,775)
   Sale of property, plant and equipment            17,456     17,964
   Sale of Playwear business                         4,517          -
   Other, net                                         (103)       (51)
                                                  ---------  ---------
      Cash used by investing activities of
         continuing operations                    (724,996)  (659,519)

Financing
   Decrease in short-term borrowings               (19,056)   (30,080)
   Proceeds from long-term debt                          -    292,110
   Payments on long-term debt                       (3,494)   (16,183)
   Purchase of Common Stock                              -    (61,400)
   Cash dividends paid                            (117,731)  (111,258)
   Proceeds from issuance of Common Stock          106,613     32,631
   Other, net                                         (730)      (510)
                                                  ---------  ---------
      Cash provided (used) by financing activities of
         continuing operations                     (34,398)   105,310

Net Cash Used by Discontinued Operations            (3,320)    (1,417)
Effect of Foreign Currency Rate Changes on Cash     10,764     30,340
                                                  ---------  ---------
Net Change in Cash and Equivalents                 (29,278)    18,418

Cash and Equivalents - Beginning of Year           514,785    496,367
                                                  ---------  ---------

Cash and Equivalents - End of Year               $ 485,507  $ 514,785

                            VF CORPORATION
                  Supplemental Financial Information
                      Sales by Business Coalition
                            (In thousands)

                           Three Months Ended         Year Ended
                       ----------------------- -----------------------
                        January 1   January 3   January 1   January 3
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

 Jeanswear               $669,340    $647,581  $2,661,946  $2,666,815
 Outdoor Apparel and
  Equipment               276,454     147,999   1,003,851     580,663
 Intimate Apparel         184,746     178,267     903,552     830,225
 Imagewear                230,558     199,283     769,552     727,223
 Sportswear               179,595     176,536     604,879     248,967
 All Other                 19,068      37,593     110,756     153,566
                       ----------- ----------- ----------- -----------

 Total                 $1,559,761  $1,387,259  $6,054,536  $5,207,459
                       =========== =========== =========== ===========


    CONTACT: VF Services, Inc.
             Cindy Knoebel, 212-841-7141 or 336-424-6189